                                                                  EXHIBIT 10.11

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of July 1, 1998, by and between MOKHTAR RAMADAN, an individual ("EMPLOYEE"), and Hospitality Marketing Consultants, Inc., a Delaware corporation ("EMPLOYER").



                               R E C I T A L S:

     A. Employer desires to employ Employee and Employee desires to be employed by Employer, upon the terms and conditions set forth herein.



                              A G R E E M E N T:

     NOW, THEREFORE, in consideration of the premises and mutual agreements, and upon the terms and subject to the conditions contained set forth below, the parties agree as follows:

     SECTION 1   TERM.

     Employer agrees to employ Employee, and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term of three (3) years, commencing on July 1, 1998 and ending on June 30, 2001, unless this Agreement is earlier terminated in accordance with its provisions.

     SECTION 2   SERVICES AND EXCLUSIVITY OF SERVICES.

     So long as this Agreement shall continue in effect, Employee shall (i) devote his full business time, energy and ability exclusively to the business, affairs and interests of Employer and its subsidiaries and matters related thereto, (ii) use Employee's best efforts and abilities to faithfully and diligently promote the business, affairs and interests of Employer and its subsidiaries, if any, and (iii) shall perform the services contemplated by this Agreement in accordance with policies established by, and under the direction of, the Board or Directors of the Employer (the "Board"). Employer and Employee acknowledge that Employee will be required to perform services outside of the United States.

     SECTION 3   SPECIFIC POSITION; DUTIES AND RESPONSIBILITIES.

     Employer and Employee agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve Employer as a senior officer for the duration of this Agreement. The specific position in which Employee shall initially serve shall be Chairman and Chief Executive Officer. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by the Board respecting the performance of Employee's duties and agrees to carry out and perform orders, directions and policies of Employer and its Board as they may be, from time to time, stated either orally or in writing. Employer agrees that the duties which may be assigned to Employee shall be usual and customary duties of the office(s) or position(s) to which he may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of Employer or applicable law. Employee shall have such corporate power and authority as shall reasonably be required to enable the discharge of duties in any office that may be held.

     SECTION 4   COMPENSATION.

          (a) BASE SALARY. During the term of this Agreement, Employer agrees to pay Employee a base salary of Three Hundred Thousand Dollars ($300,000.00) per year, or such other amount as may be determined upon a review of Employee's performance to be undertaken by the Board at least once annually for such things a cost of living adjustments, changes in responsibilities and duties, and Employer's success and performance ("BASE SALARY"). The Base Salary shall be paid in installments on the same dates the other senior officers of Employer are paid.

          (b) BONUS. Employer agrees to negotiate with Employee an incentive bonus based upon the performance targets mutually agreed to by the Board and Employee from time to time but at least annually, in advance of the applicable year (and as soon as practicable with respect to the year commencing January 1, 1998). In the event such targets are established and the bonus amounts are so negotiated and agreed, such other terms and conditions shall be set forth in a letter to be signed by Employer and Employee.

          (c) ADDITIONAL BENEFITS. Employee shall also be entitled to all rights and benefits under the Employer's 1998 Stock Option Plan, as amended, and any other stock option, bonus, incentive, participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or insurance plan or policy or other plan or benefit that Employer or its subsidiaries may provide for Employee (provided Employee is eligible to participate therein) or other employees of Employer generally as from time to time in effect during the term of this Agreement (the "PLANS"). The life, medical and dental plans shall also cover all dependents of Employee at Employer's sole expense. In any event, Employer shall provide Employee with (i) term life insurance equal to five (5) times the Base Salary and (ii) long-term disability insurance provided for Employer's executive employees generally. Employee shall also be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of Employer.

          (d)  PERQUISITES.

               (i) VACATION. Employee shall be entitled to four (4) weeks of paid vacation each twelve (12)-month period, which shall accrue on a monthly basis. Vacation time will continue to accrue so long as Employee's total accrued vacation does not exceed twelve (12) weeks. Should Employee's accrued vacation time reach twelve (12) weeks, Employee will cease to accrue further vacation until Employee's accrued vacation time falls below this level. Such vacation shall be taken at such time or times as shall not unduly disrupt the orderly conduct of the business of Employer and the duties of Employee.

               (ii) VEHICLE ALLOWANCE. During the term of this Agreement, Employer shall provide Employee an automobile reasonably acceptable to Employee and Employer shall bear all expenses associated with the automobile including, without limitation, lease or purchase payments, insurance, taxes and license fees, gasoline and all maintenance expenses.

               (iii) TAX PREPARATION AND ADVICE. During the term of this Agreement, Employer shall provide Employee an annual allowance for personal tax preparation and professional advice in the amount of Ten Thousand Dollars ($10,000) payable on April 15 of each year.

               (iv) POSTING OUTSIDE OF UNITED STATES. Should Employee be based at a location outside of the United States, Employer shall reimburse Employee for all extraordinary expenses associated with maintaining a residence outside of the United States including, without limitation: the provision of a housing allowance sufficient to provide housing to Employee reasonably equal to the housing which Employee would maintain or has maintained in the United States; the costs of education for every dependent under the age of eighteen
(18) years residing with Employee; all reasonable costs of moving furniture and other personal belongings to and from the location outside of the United States (including, without limitation, the costs of returning to the United States at the end of the term or upon the earlier termination (with or without cause) of this Agreement); the cost of two (2) roundtrip, first class airplane tickets to the United States per year for Employee, Employee's spouse and dependents under the age of eighteen (18) years; the excess, if any, of the amount of taxes paid by the Employee to any local, provincial, state, national or other governmental entity located outside of the United States, over what the Employee would have paid had the Employee resided in the United States; and a reasonable "hardship" allowance to be agreed upon by Employer and Employee. The housing allowance shall include, without limitation, the costs of renting or purchasing a residence (as agreed upon by Employer and Employee), utilities, and local taxes, if any.

               (v) TAX INDEMNIFICATION. Employer agrees to indemnify and hold Employee harmless from and against any and all claims, liabilities, actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incurred as a result of any claim by any taxing authority for unpaid federal, foreign, state, province, local or other taxes, assessments, fees or other governmental charges, or any related penalties, whether or not reported or disputed, resulting from the prior activities of Employee with respect to and any predecessor entity of Employer (a "CLAIM" or the "CLAIMS"). Employee shall promptly give notice to Employer upon receipt of notice of any Claim and the Employer shall promptly pay or assume the defense of such Claim as such course of action is reasonably deemed appropriate by the Employer, using legal counsel reasonably satisfactory to Employee. Employer shall not be responsible for any settlement of any Claim made without its prior written consent which shall not be unreasonably withheld. The provisions of this Section 4(d)(v) shall survive the end of the term or other termination of this Agreement.

          (e) OVERALL QUALIFICATION. Employer reserves the right to modify, suspend or discontinue any and all practices, policies and programs at any time (whether before or after termination of employment) without notice to or recourse by Employee. However, Employer shall not amend the perquisites set forth in Section 4(d) to reduce Employee's benefits thereunder during the term of this Agreement.

     SECTION 5   TERMINATION.

     The compensation and other benefits provided to Employee pursuant to this Agreement, and the employment of Employee by Employer, shall be terminated prior to expiration of the term of this Agreement only as provided in this
Section 5.

          (a) DISABILITY. In the event that Employee shall fail, because of illness, incapacity or injury which is determined to be a total disability ("DISABILITY") by a physician selected by Employer or its insurers and acceptable to Employee or Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably), to render for three consecutive months or for shorter periods aggregating ninety (90) or more business days in any twelve (12)-month period, the services contemplated by this Agreement, Employee's employment pursuant to this Agreement may be terminated by sixty
(60) days' prior written notice of termination from Employer to Employee. Thereafter, Employer shall continue to (i) pay the Base Salary to Employee for a period of twelve (12) months after the date of termination, subject to adjustments referenced in the following paragraph, and (ii) to provide medical insurance as in effect prior to such termination for a period of twelve (12) months following the date of termination. Thereafter, no further salary shall be paid or medical insurance be provided. Employee's rights under the Plans subsequent to termination of employment pursuant to this paragraph shall be determined under the applicable provisions of the respective Plans unless otherwise expressly stated in this Agreement. This Agreement in all other respects will terminate upon the termination of employment pursuant to this paragraph.

               The amount of compensation to be paid to Employee pursuant to the preceding paragraph shall be adjusted in the event Employee becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance, by reducing the amount of Employee's compensation otherwise payable by Employer pursuant to the preceding paragraph shall be reduced, on a dollar-for-dollar basis, but not to less than zero, by the amount of any such disability benefits received by Employee, but only to the extent such benefits are attributable to payments made by Employer.

          (b) DEATH. In the event of Employee's death during the term of this Agreement, Employee's Base Salary shall immediately terminate and Employer shall pay to the estate of Employee the Base Salary accrued to the date of Employee's death to the extent not theretofore paid. If Employee's death occurs while receiving payments under Section 5(a), such payments shall cease. Employee's rights under the Plans subsequent to his death shall be determined under the applicable provisions of the respective Plans, PROVIDED that, notwithstanding any provisions to the contrary therein, Employer shall continue to provide medical insurance to the dependents of Employee for a period of twelve (12) months following the death of Employee. This Agreement in all other respects will terminate upon the death of Employee.

          (c) FOR CAUSE. Employee's employment hereunder shall be terminable upon a determination by the Board, acting in good faith based upon actual knowledge at such time, that Employee (i) is or has been engaging in a willful or grossly negligent conduct which has resulted in a failure to perform his duties hereunder or as an employee or officer of Employer, (ii) has committed an act of dishonesty, gross carelessness, or other misconduct, or (iii) has committed any act or series of acts which have a direct, substantial and adverse effect on Employer, its business or reputation.

               Notwithstanding the foregoing, Employee shall not be terminated for cause pursuant to the first paragraph of this Section 5(c) unless and until Employee has received notice of a proposed termination for cause and Employee has had an opportunity to be heard by the Board. Employee shall be deemed to have had such opportunity if given written or telephonic notice by any director at least ninety-six (96) hours in advance of a meeting.

               In the event of Employee's termination pursuant to this Section 5(c), Employee's rights to receive Base Salary shall immediately terminate and Employer shall pay to Employee his Base Salary accrued to the date of such termination to the extent not theretofore paid and the bonus which would otherwise have become payable pursuant to the terms established under Section 4(b) subject to the following provisions. If Employee is terminated with cause, Employee shall be entitled to receive a payment (the "PARTIAL BONUS SEVERANCE") equal to a portion of the bonus which would otherwise have become payable to Employee pursuant to the terms established under Section 4(b) (the "TOTAL POTENTIAL BONUS") if he had not been terminated. The amount of such Partial Bonus Severance shall be equal to (X) the Total Potential Bonus multiplied by (Y) a fraction, the numerator of which shall be the days elapsed between the first day of the fiscal year and the date of Employee's termination, and the denominator of which shall be 365. The Partial Bonus Severance shall be calculated and paid only after the close of the fiscal year in which Employee was terminated, and then only at the times and in the proportions as bonuses are distributed generally by Employer. Employee's rights under the Plans subsequent to termination shall be determined under the applicable provisions of the respective Plans. Except as expressly set forth to the contrary, this Agreement in all other respects will terminate upon such termination.

          (d)  WITHOUT CAUSE.  Notwithstanding any other provision of this
Section 5, the Board shall have the right to terminate Employee's employment with Employer without cause at any time upon at least thirty (30) days' prior written notice to Employee. In addition, it shall be deemed for all purposes to be a Without Cause Termination ("WITHOUT CAUSE TERMINATION") if Employee terminates his employment by reason of (i) any action by Employer which results in a material diminution in Employee's then position (including status, titles and reporting requirements), authority, duties or responsibilities, but excluding, for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice from Employee, (ii) any repeated failure of Employer to comply with any of the provisions of this Agreement and which is not remedied by Employer in a reasonable period of time after receipt of written notice from Employee, (iii) a reduction in the Employee's level of compensation (including Base Salary, fringe benefits and any non-discretionary and objective standard incentive payment, but not including the bonus referred to in Section 4(b) unless the performance targets referred to have been met and such bonus is not paid by the Employer), (iv) Employer requiring Employee to be based at any office or location more than thirty-five (35) miles from the Employee's current place of employment, or (v) a "change in control" shall occur. A "change in control" shall be deemed to occur upon the occurrence of any of the following events: (i) the acquisition by any person or entity of more than twenty-five percent (25%) of the combined voting power of the Employer's outstanding securities; or (ii) Employer stockholder approval of any consolidation or merger of the Employer with another corporation if, following the consolidation or merger, stockholders of the

Employer immediately prior to such consolidation or merger would not beneficially own securities representing at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or (iii) during any period of twenty-four (24) consecutive months individuals who at the beginning of such period constitute the Board and qualified replacements cease for any reason to constitute a majority of the board. A director shall be a "qualified replacement" if the election or nomination for election by the Employer's stockholders of the director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or (iv) stockholder approval of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Employer other than to an entity (or entities) of which the Employer or the stockholders of the Employer immediately prior to such transactions beneficially own securities representing at least sixty percent (60%) of the combined voting power of the outstanding voting securities. The following conditions shall thereupon become applicable upon the occurrence of a Without Cause Termination:

               (i) SEVERANCE PAY. Employer shall continue to pay Employee the Base Salary on a monthly basis for (X) the remainder of the term of this Agreement as it may be extended from time to time in the event such termination occurs before the second anniversary of this Agreement or (Y) a period of twelve (12) months in the event such termination occurs after the second anniversary of this Agreement.

               (ii) MEDICAL INSURANCE CONTINUATION. Employer shall continue to provide medical insurance as in effect prior to such termination for (X) the remainder of the term of this Agreement as it may be extended from time to time in the event such termination occurs before the second anniversary of this Agreement or (Y) twelve (12) months in the event such termination occurs after the second anniversary of this Agreement, PROVIDED that Employee's right to such benefits shall cease immediately upon the commencement of employment with a new employer.

               (iii) BONUS PAYMENT. If a Without Cause Termination occurs, Employee shall be entitled to receive a payment in lieu of the bonus which would otherwise have become payable to Employee pursuant to the terms established under Section 4(b) for the year when the termination occurs and for each subsequent year for which Employee is entitled to receive Severance Pay pursuant to Section 5(d)(i) above which such payment shall be equal to: for the year of termination without cause, the Total Potential Bonus; and for each subsequent year, an amount equal to the highest amount paid to Employee pursuant to Section 4(b) in any prior year (including the year of the Without Cause Termination).

               (iv) OTHER PLANS. Except as set forth above, Employee's rights under the other Plans subsequent to termination shall be determined under the provisions of the other Plans. The foregoing to the contrary notwithstanding, Employee shall upon any such termination be deemed to be one hundred percent (100%) vested in any options, warrants, stock appreciation rights, or the like, previously granted to Employee pursuant to any Plan or otherwise.

          (e) VOLUNTARY TERMINATION. At any time during the term of this Agreement, Employee shall have the right, upon thirty (30) days' prior written notice to Employer, to terminate his employment with Employer. Upon termination of Employee's employment pursuant to this Section 5(e), (i) Employee's right to receive Base Salary shall immediately terminate and Employer shall pay to Employee his Base Salary accrued to the date of such termination to the extent not theretofore paid, and (ii) Employee's rights under the Plans subsequent to such termination shall be determined under the applicable provisions of the respective Plans. This Agreement in all other respects will terminate upon such termination.

          (f) NO LIMITATION. Employer's exercise of its right to terminate shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled a law, in equity or under this Agreement.

          (g) EXCLUSIVE REMEDY. Employee agrees that the payments expressly required by this Agreement shall constitute the sole and exclusive obligation of Employer in respect of Employee's employment with and relationship to Employer and that the payment thereof shall be the sole and exclusive remedy for any termination of Employee's employment. Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

          (h) TAX TREATMENT. The parties intend that the compensation to be provided pursuant to this Agreement not exceed the limit imposed by Section 280(g) of the Internal


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

Revenue Code as it may be amended from time to time. The parties agree to limit the compensation payable pursuant to this Agreement as necessary from time to time in order to avoid exceeding such limit.

     SECTION 6   BUSINESS EXPENSES.

     During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer (whether or not fully deductible by Employer) for federal income tax purposes as ordinary and necessary business expenses. Employer shall reimburse Employee promptly for reasonable business expenditures, including travel entertainment, parking, business meetings, and professional dues but not the costs of (or dues associated with) maintaining club membership, made and substantiated in accordance with policies, practices and procedures established from time to time by the Board and incurred in pursuit and furtherance of Employer's business and good will.

     SECTION 7   MISCELLANEOUS.

          (a) SUCCESSION; SURVIVAL. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Employee this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee's obligations and representations under this Agreement will survive the termination of Employee's employment, regardless of the manner of such termination.

          (b) NOTICES. Any notice or other communication provided for in this Agreement shall be in writing and sent, if to Employer, to its office at:

                                       Hospitality Marketing Consultants, Inc.
                                       15751 Rockfield Boulevard, Suite 200
                                       Irvine, California  92718
                                       (949)454-1888 (facsimile)
                                       Attention:  Chief Financial Officer


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

      with a copy to:      Greenberg Glusker Fields
                           Claman & Machtinger LLP
                           1900 Avenue of the Stars, Suite 2100
                           Los Angeles, California 90067
                           (310)553-0687 (facsimile)
                           Attention:  Michael Bales, Esq.

or at such other address as Employer may from time to time in writing designate, and if to Employee at the address set forth below his signature to this agreement or such other address as Employee may from time to time in writing designate (or Employee's business address of record in the absence of such designation). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 7 and an appropriate answer back is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid unless such address is outside the continental United States, in which case it shall be deemed effective when actually delivered at such address or (iii) if given by any other means, when actually delivered at such address.

          (c) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and it supersedes any prior agreements, undertakings, commitments and practices relating to Employee's employment by Employer. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of Employer, by an officer expressly so authorized by the Board.

          (d) WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

          (e) CHOICE OF LAW. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter of this

Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, to the extent permitted by law.

          (f) ARBITRATION. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter of this Agreement shall at the request of either party be submitted to and settled by arbitration conducted in Santa Ana, California in accordance with the Labor and Employment Arbitration Rules of the American Arbitration Association.
The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1-16). The arbitration of such issues, include the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs and legal fees) to the prevailing party upon application.

          (g) CONFIDENTIALITY; PROPRIETARY INFORMATION. Employee agrees to not make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including but not limited to its products, employees, services, practices or policies) of Employer or any of its affiliates of which Employee may learn or be aware as a result of Employee's employment during the term of this Agreement or prior thereto as stockholder, employee, officer or director of or consultant to Employer, except to the extent such use or disclosure is
(i) necessary to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other public sources, or (iv) authorized in writing by Employer. The provisions of this Section 7(g) shall survive the expiration, suspension or termination, for any reason, of this Agreement.

          (h) SEVERABILITY. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

          (i) WITHHOLDING; DEDUCTIONS. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

          (j) SECTION HEADINGS. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                           [SIGNATURE PAGE FOLLOWS]

          (k) COUNTERPARTS. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

          Entered into as of the date set forth above.



                                             "EMPLOYER"

                                             HOSPITALITY MARKETING CONSULTANTS,
                                             INC.


                                             By:_______________________________
                                             Its: _____________________________



                                             "EMPLOYEE"

                                             MOKHTAR RAMADAN



                                             __________________________________
                                             Address:
                                             15751 Rockfield Blvd., Suite 200
                                             Irvine, CA  92618
                                             Facsimile  (949) 454-1888